Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, July 28, 2005	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2005

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended June 30, 2005.

Net earnings improved 26.6% to $5,644,000 compared with $4,458,000 for the second quarter of 2004.

Net earnings per diluted share were $.24 compared with $.17 per diluted share in 2004, a 41.2% improvement as a result of the aforementioned increase in net earnings and the impact of the shares repurchased through a self tender completed during the fourth quarter of 2004.

The Company’s revenues increased to $54,674,000 compared with $50,527,000 for the second quarter of 2004.  Gaming revenues, which include video lottery win and harness racing commissions, increased 8.3% or $3,884,000, entirely as a result of increased video lottery win compared with the second quarter of 2004.

Occupancy levels in the Dover Downs Hotel and Conference Center remained strong, averaging approximately 97% for the second quarter.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are extremely pleased with the second quarter results.  Our luxury hotel continued to help drive slot win growth, while the transition of our gaming floor to new ticketing technology has allowed us to continue to operate more efficiently.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.06 per share. The dividend is payable on September 10, 2005 to shareholders of record at the close of business on August 10, 2005.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – a 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Gaming (1)	$50,843	$46,959	$99,888	$94,268
Other operating (2)	3,831	3,568	6,877	6,819
	54,674	50,527	106,765	101,087

Expenses:
Gaming	38,283	36,913	75,584	74,565
Other operating	3,546	3,131	6,541	5,572
General and administrative	1,094	1,098	2,348	2,245
Depreciation	1,752	1,699	3,469	3,390
	44,675	42,841	87,942	85,772

Operating earnings	9,999	7,686	18,823	15,315

Interest expense	487	176	914	329

Earnings before income taxes	9,512	7,510	17,909	14,986

Income taxes	3,868	3,052	7,286	6,094

Net earnings	$5,644	$4,458	$10,623	$8,892

Net earnings per common share:
- Basic	$0.24	$0.17	$0.45	$0.34
- Diluted	$0.24	$0.17	$0.44	$0.33

Average shares outstanding:
- Basic	23,787	26,478	23,787	26,478
- Diluted	23,924	26,589	23,936	26,567

(1)   Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)   Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash	$17,323	$17,688
Accounts receivable	1,202	2,919
Due from State of Delaware	5,519	10,080
Inventories	1,883	2,147
Prepaid expenses and other	2,689	2,220
Receivable from Dover Motorsports, Inc.	—	2
Deferred income taxes	2,331	2,168
Total current assets	30,947	37,224

Property and equipment, net	121,226	123,076
Total assets	$152,173	$160,300

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,936	$6,801
Purses due horsemen	4,769	9,082
Accrued liabilities	9,228	11,990
Payable to Dover Motorsports, Inc.	14	—
Income taxes payable	31	651
Deferred revenue	181	195
Total current liabilities	17,159	28,719

Notes payable to banks	47,650	51,950
Deferred income taxes	6,757	6,861

Stockholders’ equity:
Common stock	972	936
Class A common stock	1,418	1,448
Additional paid-in capital	36,457	35,764
Retained earnings	42,910	35,156
Deferred compensation	(1,150)	(534)
Total stockholders’ equity	80,607	72,770
Total liabilities and stockholders’ equity	$152,173	$160,300

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2005	2004

Operating activities:
Net earnings	$10,623	$8,892
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,469	3,390
Amortization of credit facility origination fees	22	31
Amortization of deferred compensation	104	16
Deferred income taxes	(267)	1,059
Changes in assets and liabilities:
Accounts receivable	1,717	(658)
Due from State of Delaware	4,561	4,366
Inventories	264	78
Prepaid expenses and other	(491)	(146)
Accounts payable	(2,969)	(2,717)
Purses due horsemen	(4,313)	(3,898)
Accrued liabilities	(2,762)	(1,107)
Payable to/receivable from Dover Motorsports, Inc.	16	(118)
Income taxes payable/prepaid income taxes	(620)	(210)
Deferred revenue	(14)	94
Net cash provided by operating activities	9,340	9,072

Investing activities:
Capital expenditures	(2,515)	(4,449)
Net cash used in investing activities	(2,515)	(4,449)

Financing activities:
Borrowings from revolving debt	97,234	96,930
Repayments of revolving debt	(101,534)	(95,805)
Dividends paid	(2,869)	(2,917)
Other	(21)	—
Net cash used in financing activities	(7,190)	(1,792)

Net (decrease) increase in cash	(365)	2,831
Cash, beginning of period	17,688	14,138
Cash, end of period	$17,323	$16,969